Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER AND FULL YEAR ENDED DECEMBER 31, 2016

– 4Q16 production of 19,583 Boe per day, up 91 percent, year-over-year –

– 2016 exit rate production of 20,800 Boe per day –

– Completed successful Wolfcamp A down-spacing pilots –

– Exploring divestiture of Aneth Field –

Denver, Colorado – March 13, 2017 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter and full year ended December 31, 2016.

Rick Betz, Resolute’s Chief Executive Officer, said: “2016 was a transformational year for Resolute.  Today we are positioned as one of the premier Delaware Basin operators with a strong balance sheet and an operational footprint in one of the best areas in the basin.  With the completion of our fourteen well 2016 program, we exited the year producing 20,800 Boe per day, more than double fourth quarter 2015 average production.  Fourth quarter 2016 lease operating expense per Boe was reduced by 52 percent and Adjusted EBITDA was substantially higher, when compared to the prior year period.  Year-end Permian Basin production was 14,500 Boe per day, representing more than 70 percent of our total.  Thus far in 2017, we have continued to make strong operational and strategic progress.  We have solidified our development inventory through successful down-spacing tests, have accelerated our development activity with the addition of a second drilling rig and plan to expand our Reeves County acreage footprint to 21,000 net acres upon closing of our recently announced acquisition.

“During 2016 we also focused on reducing debt and enhancing liquidity.  We issued common and preferred equity in conjunction with our October 2016 Firewheel acquisition, a transaction that added significantly to our operated acreage position in the Delaware Basin.  In December we sold common shares to the market with net proceeds to us of $160 million, primarily to retire our second lien debt facility.  By year-end our total net debt to Adjusted EBITDA was 2.9x, with only $10 million outstanding on our revolving credit facility.

“Operationally, 2017 is off to a fast start for Resolute.  Since the beginning of the year, with two rigs running in Reeves County, we have finished drilling operations on three wells, completed three wells, we have two wells waiting on completion and have three wells in various stages of drilling.  Our second rig is operating in our Mustang area and is proving to be as efficient as the rig we have been running since October 2015.  In Appaloosa we recently drilled a long lateral from spud to total depth in seventeen days, a new record for the Company.

“One of our primary areas of focus this year has been the continuing evaluation of down-spaced drilling of the Wolfcamp A and B formations.  More details on these tests are provided in the Operations Update below.   We expect these tests to support development with 24 wells per section in the Wolfcamp A and B zones in Mustang and Appaloosa, resulting in drillable inventory of approximately 375 locations.  This inventory will grow by 30 percent to 487 gross locations upon the closing of our recently announced acquisition. Further down-spacing tests, plus the potential addition of the Wolfcamp C and D zones, as well as the X/Y and other formations, would add significantly to our inventory.  A necessary operational byproduct of these spacing tests is to defer initial production from the pair wells as we complete the wells sequentially and then bring them on production simultaneously.  As a result, we do not have our normal complement of new production rates to announce at this time.  We do expect, however, that a disproportionate number of wells will be brought on line and establish initial production rates as we move through March and into mid-April.  This includes at least three long lateral Wolfcamp A wells in Appaloosa.  We believe these wells will contribute significantly to second quarter production growth.  With the completion of the currently-drilling Pipeworks wells we expect to resume a more normal schedule of drilling, completing and bringing individual wells on production.

“While we are not ready to announce plans and provide guidance for 2018, we currently expect to keep our existing two rigs, continue with a third rig on the newly acquired acreage, and potentially add a fourth rig to our legacy position.  These activities should continue our significant growth in production, cash flow and proved reserves.

“With the results of our successful acquisition, divestiture and drilling programs, Resolute has transitioned to a Delaware Basin focused operator.  To complete our repositioning as a pure-play company, Resolute’s board of directors has directed management to explore and take preparatory steps toward a disposition of the Company’s Aneth Field assets.  Aneth has provided years of steady production and it remains a cash-flow generating, long lived oil project with solid growth potential in the hands of a party that can focus on those upside projects.   For Resolute, though, the center of activity is Reeves County.  The proceeds from a disposition of Aneth Field would provide meaningful additional capital that we would deploy either to accelerate drilling in the Delaware Basin, where we see our highest rates of return, or as a component of the optimal long-term financing for our recently announced Delaware Basin acquisition.  We will provide further information on the disposition process in the coming weeks.”

Operations Update

Annual production for 2016 averaged 14,157 Boe per day, 7,996 and 6,161 Boe per day from the Permian Basin and Aneth Field, respectively.  In 2015 production averaged 12,427 Boe per day, 4,883, 6,279 and 1,265 Boe per day from the Permian Basin, Aneth Field and Wyoming, respectively.

Production for the fourth quarter increased 91 percent to 19,583 Boe per day, 13,495 and 6,086 Boe per day from the Permian Basin and Aneth Field, respectively.  Production for the fourth quarter ended December 31, 2015, was 10,278 Boe per day, comprised of 3,961, 6,229 and 88 Boe per day from the Permian Basin, Aneth Field and other properties, respectively.  Sequential production for the fourth quarter increased 22 percent to 19,583 from 16,085 Boe per day.

In December we announced the results of our first upper Wolfcamp A down-spacing test, the Uinta 0204H and Boucher 0203H.  These wells came on with strong initial production rates and have continued to outperform our type curve for this area (specific production numbers are provided in the table below).  In late February we brought on line our second infill pair, the Renegade U03H and the Renegade L02H.  These wells are down-spaced wells in the upper and lower Wolfcamp A.  It is too early to publish initial production rates for these wells, but based on pressures and early flow back data we believe these wells will further support denser development within our acreage block.  Currently we are drilling two Pipeworks wells, which will be a down-spaced test in the lower Wolfcamp A and the Wolfcamp B in Mustang.  These wells are scheduled to be completed in mid to late April.  In addition to testing our Wolfcamp A/B spacing design, this will also be our first Wolfcamp B well utilizing more current completion designs as well as refined landing zone targeting.  Additional data on the Wolfcamp B will allow us to refine our type curves, which are currently based on older completions in this area using less intensive completion designs.  Based on observations from recent offsetting Wolfcamp B wells, we believe this zone could prove to be competitive with the Wolfcamp A.

Following is an update of certain operating activities since our last operations update on December 19:

Drilling activity:

•	Harpoon L05H – Mustang, Wolfcamp A (“WCA”), 7,629 foot lateral, flowing back
•	South Elephant U04H – Appaloosa, WCA, 8,694 foot lateral, waiting on completion
•	North Mitre L07H – Appaloosa, WCA, 10,129 foot lateral, completing
•	Pipeworks B05H – Mustang, WCA, planned mid-length lateral, drilling
•	Pipeworks L06H – Mustang, WCA, planned mid-length lateral, drilling
•	South Goat 2 Unit U01H – Appaloosa, WCA, planned long lateral, drilling

Completion activity:

•	Renegade U03H – Mustang, WCA, 8,072 foot lateral, flowing back
o	33 frac stages, 13.7 million pounds of proppant
•	Renegade L02H – Mustang, WCA, 8,064 foot lateral, flowing back
o	33 frac stages, 13.8 million pounds of proppant
•	Harpoon L05H – Mustang, WCA, 7,629 foot lateral, flowing back
o	31 frac stages, 13.6 million pounds of proppant
•	North Mitre L07H – Appaloosa, WCA, 10,129 foot lateral, completing
o	37 stages, 18.2 million pounds of proppant

Production update on recent wells:

•	Boucher 2-3H – Mustang, WCA, 7,474 foot lateral, producing
o	peak 24 hour rate: 2,651 Boe per day
o	peak 30 day rate: 2,292 Boe per day
o	peak 60 day rate: 2,107 Boe per day
•	Uinta 0204H – Mustang, WCA, 7,438 foot lateral, producing
o	peak 24 hour rate: 2,481 Boe per day
o	peak 30 day rate: 2,128 Boe per day
o	peak 60 day rate: 2,061 Boe per day
•	Harrison State C20 1402H – Appaloosa, WCA, 6,953 foot lateral, producing
o	peak 24 hour rate: 2,906 Boe per day
o	peak 30 day rate: 2,431 Boe per day
o	peak 60 day rate: 2,099 Boe per day

Hedging

Against the recent backdrop of volatile oil prices Resolute will once again benefit from a strong hedge book that will provide significant downside protection from declining oil prices.  Based on current production levels, Resolute has hedged nearly 60 percent of its oil production, using a combination of collars and swaps.  The collars have a weighted average floor of $49.70 per barrel.

Fourth Quarter and Annual Comparative Results

Resolute recorded a net loss of $20.6 million, or $1.23 per share, on revenue of $62.7 million during the three months ended December 31, 2016.  Included in this net loss was $8.0 million of commodity derivative losses.  This compares to a net loss of $92.2 million, or $6.15 per share, on revenue of $28.5 million during the three months ended December 31, 2015.  The 2015 loss included commodity derivative gains of $22.4 million and a non-cash impairment charge of $77 million.

During 2016, Resolute recorded a net loss of $161.7 million, or $10.33 per share, on revenue of $164.5 million.  The 2016 loss included $19.8 million of commodity derivative losses and a non-cash impairment charge of $58 million.  This compares to net loss of $742.3 million, or $49.55 per share, on revenue of $154.6 million during the year ended December 31, 2015.  The 2015 loss included commodity derivative gains of $76.5 million and a non-cash impairment charge of $705 million.

Fourth Quarter and Annual 2016 Results Compared to

Fourth Quarter and Annual 2015 Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	($ thousands, except per-Boe amounts)		($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	560	573	2,255	2,292
Permian	1,242	365	2,927	1,782
Wyoming	—	8	—	462
Total production	1,802	946	5,182	4,536

Daily rate (Boe)	19,583	10,278	14,157	12,427

Revenue per Boe (excluding commodity derivative settlements)	$34.78	$30.14	$31.74	$34.09
Revenue per Boe (including commodity derivative settlements)	$44.98	$58.25	$48.73	$54.63

Revenue	$62,667	$28,498	$164,478	$154,644
Commodity derivative settlements	18,361	26,585	88,010	93,150
Revenue, including derivative settlements	81,028	55,083	252,488	247,794

Operating expenses:
Lease operating expense	$17,621	$19,152	$63,699	$79,393
Production and ad valorem taxes	4,041	2,268	16,270	19,985
Depletion, depreciation, amortization and asset retirement obligation accretion	16,763	13,924	50,462	94,338
Impairment of proved oil and gas properties	—	77,000	58,000	705,000
General and administrative expense	8,968	9,277	32,627	31,447
Restricted cash awards	16,650	483	34,926	1,184

Net loss	$(20,648)	$(92,180)	$(161,722)	$(742,279)

Adjusted EBITDA	$48,986	$27,796	$140,809	$129,277

Adjusted EBITDA (a non-GAAP measure): During the fourth quarter of 2016, Resolute generated $49.0 million of Adjusted EBITDA, or $27.19 per Boe, a 76 percent increase from the prior year, during which Resolute generated $27.8 million of Adjusted EBITDA, or $29.39 per Boe.  The increase in Adjusted EBITDA was the result of increased revenue due to increased production, partially offset by an increase in cash-settled incentive award expense.

During 2016, Resolute generated $140.8 million of Adjusted EBITDA, or $27.17 per Boe, a nine percent increase from the prior year period during which Resolute generated $129.3 million of Adjusted EBITDA, or $28.50 per Boe.  The increase in Adjusted EBITDA was the result of decreased lease operating expense and increased revenue due to increased production.  These items were partially offset by increased general and administrative expense as well as cash-settled incentive award expense.

Production:  Production for the quarter ended December 31, 2016, increased 91 percent to 1,802 MBoe, or 19,583 Boe per day, as compared to 946 MBoe, or 10,278 Boe per day, during the fourth quarter of 2015.  Production for 2016 increased fourteen percent to 5,182 MBoe, or 14,157 Boe per day, from the 4,536 MBoe, or 12,427 Boe per day, during 2015.  Pro forma for the property sales completed in 2015, production increased by more than 100 percent for the quarter and 50 percent for 2016.

Production from the Company’s Permian Basin properties increased 241 percent to 13,495 Boe per day, as compared to the 3,961 Boe per day produced in the fourth quarter of 2015, and increased 37 percent from the 9,834 Boe per day produced during the third quarter of 2016.   During 2016, production increased 64 percent to 7,996 Boe per day from the 4,883 Boe per day during 2015.  Pro forma for property sales completed in 2015, production increased almost 400 percent for the quarter and more than 150 percent during 2016.

Fourth quarter 2016 production from the Company’s Aneth Field properties remained relatively unchanged at 6,086 Boe per day as compared to the 6,229 Boe per day produced in the fourth quarter of 2015, and the 6,250 Boe per day produced during the third quarter of 2016.  During 2016, production also remained relatively unchanged at 6,161 Boe per day as compared to the 6,279 Boe per day during 2015.

Revenue:  During the fourth quarter of 2016 Resolute realized a 47 percent increase in adjusted revenue (revenue including commodity derivative settlements), a non-GAAP measure, as compared to the prior year quarter due to increased production attributable to positive results from the 2016 drilling program in the Permian Basin offset by decreased derivative settlement gains.  Adjusted revenue for the quarter was $81.0 million, including the effect of commodity derivative settlement gains of $18.4 million.  During the fourth quarter of 2015, Resolute had adjusted revenue of $55.1 million, including the effect of commodity derivative settlement gains of $26.6 million.

During 2016, Resolute realized a two percent increase in adjusted revenue as compared to 2015, due to the reasons noted for the quarterly increase.  Adjusted revenue for 2016 was $252.5 million, including the effect of commodity derivative settlement gains of $88.0 million.  During 2015, Resolute had adjusted revenue of $247.8 million, including the effect of commodity derivative settlement gains of $93.1 million.

Operating Expenses:  For the fourth quarter of 2016, lease operating expense (“LOE”) decreased $1.5 million, or eight percent, to $17.6 million, or $9.78 per Boe, as compared to fourth quarter 2015 LOE of $19.2 million, or $20.25 per Boe.  The decrease in unit operating expense is due to the combination of lower costs attributable to property sales and the significant increase in production.  Production taxes increased by $1.8 million, or 78 percent, to $4.0 million (six percent of revenue) from $2.3 million in 2015 (eight percent of revenue).  Conversely, production taxes decreased on a Boe basis to $2.24 per Boe in 2016 from $2.40 per Boe in 2015.

For 2016, LOE decreased twenty percent to $63.7 million, or $12.29 per Boe, from 2015 LOE of $79.4 million, or $17.50 per Boe.  Approximately 91 percent of the absolute decrease was attributable to the decrease in operating costs due to property sales.  Production taxes decreased by $3.7 million, or nineteen percent, to $16.3 million (ten percent of revenue) as compared to $20.0 million (thirteen percent of revenue), and decreased on a Boe basis to $3.14 per Boe in 2016 from $4.41 per Boe in 2015.

For the fourth quarter of 2016, depletion, depreciation, amortization and accretion (“DD&A”) expenses increased twenty percent to $16.8 million as compared to the fourth quarter of 2015 DD&A expenses of $13.9 million.  Conversely, DD&A expenses decreased on a Boe basis to $9.30 per Boe in 2016 from $14.73 per Boe in 2015 due primarily to the significant increase in proved reserve quantities and a decrease in the 2016 amortization base resulting from the $135 million in ceiling test impairments recorded during the period from October 1, 2015, through March 31, 2016.

For 2016, DD&A expenses decreased 47 percent to $50.5 million as compared to 2015 expenses of $94.3 million.  DD&A expenses also decreased on a Boe basis to $9.74 per Boe in 2016 from $20.80 per Boe in 2015.  The reason for the annual decrease was substantially the same as that discussed for the quarterly decrease.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets.  No impairment was recorded during the quarter ended December 31, 2016.  However, we recorded a $58 million non-cash impairment of the carrying value of our proved oil and gas properties during 2016, as a result of the ceiling test limitation at March 31, 2016.  This compares to the $77 million and $705 million non-cash impairments for the quarter and year ended December 31, 2015, respectively.

General and Administrative Expense:  Resolute’s general and administrative expenses decreased three percent to $9.0 million during the fourth quarter of 2016, as compared to $9.3 million during the same period in 2015.  On a unit-of-production basis, general and administrative expenses decreased 49 percent as a result of increased production.  Cash-based general and administrative expense for the fourth quarter of 2016 was $7.8 million, or $4.33 per Boe, compared to $6.0 million, or $6.39 per Boe, in the comparable 2015 period.  Share-based compensation expense, a non-cash item, represented $1.2 million for the fourth quarter of 2016 and $3.3 million for the fourth quarter of 2015.

During 2016, general and administrative expenses increased to $32.6 million, as compared to $31.4 million during 2015.  The $1.2 million, or four percent, increase primarily resulted from $3.1 million in reduced corporate overhead reimbursements due to property sales, $1.4 million in increased professional fees primarily related to a terminated senior notes exchange and $1.3 million increase in short term incentive expense offset by decreased share based compensation.  Cash-based general and administrative expense for 2016 was $26.6 million or $5.13 per Boe, compared to $19.8 million, or $4.36 per Boe in the comparable 2015 period.  Share-based compensation expense represented $6.0 million for 2016 and $11.6 million for 2015.

Cash-settled Incentive Awards:  Due to the substantial increase in the price of Resolute common stock, we recorded $16.7 million during the fourth quarter of 2016 for cash-settled incentive award expenses as compared to $0.5 million in the fourth quarter of 2015.  Actual cash payments for the quarter were $2.8 million.  On a per-unit basis, cash-settled incentive award expense was $9.24 per Boe in 2016 as compared to $0.51 per Boe in 2015.  For 2016, cash-settled incentive award expenses increased to $34.9 million as compared to $1.2 million for 2015, with actual cash payments for the year of $5.7 million.  On a per-unit basis, cash-settled incentive expense was $6.74 per Boe in 2016 as compared to $0.26 per Boe in 2015.  The 2016 increase in expense is a result of the grant of time- and performance-based restricted cash awards as well as cash-settled stock appreciation rights under the long-term incentive program, and the achievement of multiple performance targets that are based on the Company’s stock price.  The time-based awards will vest and be expensed ratably over three years from the time of grant.  The performance-

based awards and the stock appreciation rights will vest ratably over three years from the time of grant but their fair value will be re-measured at each period end over their lives.

Capital Expenditures:  During the quarter ended December 31, 2016, Resolute incurred oil and gas related capital expenditures of approximately $34.3 million, excluding acquisitions of $158.5 million, proceeds from divestitures of $3.6 million and capitalized interest of $2.7 million.  During 2016, Resolute incurred oil and gas related capital expenditures of approximately $132.9 million, excluding acquisitions of $158.5 million, proceeds from divestitures of $38.9 million and capitalized interest of $4.1 million.  These capital investments were primarily for drilling and completion projects in the Delaware Basin.

Liquidity and Capital Resources: Outstanding indebtedness of $538.3 million at December 31, 2016, consisted of $10.0 million in revolving credit facility debt, $128.3 million of the secured term loan facility (which was repaid in full on January 3, 2017) and $400 million of senior notes, compared to total indebtedness of $528.3 million at December 31, 2015, an increase of $10.0 million.  As of December 31, 2016, the borrowing base under our revolving credit facility was $105 million.  Subsequent to December 31, 2016, we repaid all amounts outstanding on the Secured Term Loan Facility and entered into the Third Amended and Restated Credit Agreement with an initial borrowing base of $150 million.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Years Ended December 31,
	2016	2015	2014
Revenue:
Oil	$148,336	$137,893	$293,970
Gas	10,661	12,628	26,254
Natural gas liquids	5,481	4,123	9,147
Total revenue	164,478	154,644	329,371
Operating expenses:
Lease operating	63,699	79,393	112,683
Production and ad valorem taxes	16,270	19,985	37,216
Depletion, depreciation, amortization, and asset retirement obligation accretion	50,462	94,338	132,154
Impairment of proved oil and gas properties	58,000	705,000	120,000
General and administrative	32,627	31,447	39,992
Cash-settled incentive awards	34,926	1,185	—
Total operating expenses	255,984	931,348	442,045
Loss from operations	(91,506)	(776,704)	(112,674)
Other income (expense):
Interest expense, net	(50,684)	(64,358)	(31,489)
Commodity derivative instruments gain (loss)	(19,784)	76,492	118,141
Other income (expense)	343	(63)	32
Total other income (expense)	(70,125)	12,071	86,684
Loss before income taxes	(161,631)	(764,633)	(25,990)
Income tax benefit (expense)	(91)	22,354	4,140
Net loss	$(161,722)	$(742,279)	$(21,850)
Net loss per common share:
Basic and diluted	$(10.33)	$(49.55)	$(1.50)
Weighted average common shares outstanding:
Basic and diluted	15,767	14,986	14,760

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used.  Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, cash-settled incentive awards, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties.  Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)
Net loss	$(20,648)	$(92,180)	$(161,722)	$(742,279)
Adjustments:
Interest expense, net	11,354	21,040	50,684	64,358
Income tax (benefit) expense	91	—	91	(22,354)
Depletion, depreciation, amortization and asset retirement obligation accretion	16,763	13,924	50,462	94,338
Impairment of proved oil and gas properties	—	77,000	58,000	705,000
Stock-based compensation	1,172	3,392	6,316	12,371
Cash-settled incentive awards accrued	16,650	483	34,926	1,185
Cash-settled incentive awards paid	(2,802)	—	(5,742)	—
Mark-to-market (gain) loss	26,406	4,137	107,794	16,658
Total adjustments	69,634	119,976	302,531	871,556
Adjusted EBITDA	$48,986	$27,796	$140,809	$129,277

Earnings Call Information

Resolute will host an investor call on March 14, 2017, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through March 21, 2017, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from outside the U.S. The conference call replay number is 10102048.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Such forward looking statements include statements regarding anticipated capital expenditures and activity in 2017 and beyond and the sources of such funding; future financial and operating results; liquidity and availability of capital; the anticipated closing of the Delaware Basin Orla Acquisition; future infrastructure and other capital projects; future production, reserve growth and decline rates; our intention to evaluate and pursue a sale of our Aneth Field assets; our plans and expectations regarding our future development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, and the prospectivity of our properties and acreage.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others:  currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for down-spacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and cyber security risks.  Actual results may differ materially from those contained in the forward looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.  Lateral lengths of wells described in this release are indicative only.  Actual completed lateral lengths depend on various considerations such as leaseline offsets.  Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid‐length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,500 feet and 8,000 feet.  Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet.  Finally, production rates, including 24 hour and 30 day IP rates, for both our wells and for wells that are operated by others are limited data points in each well’s productive history. Also, different operators have different operating philosophies, particularly early in the life of a well. Finally, the way we calculate and report 24 hour and 30 day IP rates and the methodologies used by others may not be consistent, thus the values reported may not be directly and meaningfully comparable. As a result, these metrics may not be indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 13, 2017, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas.  Resolute also operates Aneth Field, located in the Paradox Basin in Utah. For more information, visit www.resoluteenergy.com.  The Company routinely posts important information about the Company under the Investor Relations section of its website.  The Company's common stock is traded on the NYSE under the ticker symbol "REN."

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com